Exhibit 23.4
     We hereby consent to the inclusion of our letter addressed to the board of directors of Bridge Street Financial Corporation, and to the references made to such letter and to the firm, which is attached as Appendix C to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Alliance Financial Corporation.
/s/Austin Associates, LLC
Toledo, Ohio
June 15, 2006